Exhibit 10-d
[Amended and Restated 1/1/01]

BAUSCH & LOMB INCORPORATED

SUPPLEMENTAL RETIREMENT INCOME PLAN III

ARTICLE ONE

Definitions

1.1	"Board" means the Board of Directors of Bausch & Lomb Incorporated.
1.2	"Code" means the Internal Revenue Code of 1986, as amended.
1.3	"Committee" means the Employee Benefits Administrative Committee as described in the Funded Plan.
1.4	"Company" means Bausch & Lomb Incorporated, and any subsidiary and/or affiliated corporation whose officers are eligible to participate in the Funded Plan.
1.5

"Compensation" means, for any calendar year, a Participant's total base salary and annual incentive bonus, if any, paid in each such year, prior to the reduction of any of such amounts which the Participant elects to contribute to any Company plans pursuant to Sections  401(k), 125 or 132(f) of the Code, or amounts a Participant contributes to any non-qualified deferred compensation plan of the Company. Compensation shall also include cycled severance pay received pursuant to a Company plan, even though a Participant may have resigned as an Officer as a condition to the receipt of such cycled severance pay.

1.6	"Effective Date" means August 1, 1992. The effective date of this restatement is January 1, 2001.
1.7	"Funded Plan" means the Bausch & Lomb Retirement Benefits Plan, also known as the Steady Growth Account (or any successor plan), as it may pertain to a particular Officer.
1.8	"Normal Retirement Date" and "Early Retirement Date" means the relevant dates specified in the Funded Plan.
1.9	"Officer" means any corporate officer of the Company.
1.10	"Participant" means an eligible Officer.
1.11	"Plan" means this Bausch & Lomb Supplemental Retirement Income Plan III.
1.12	"Supplemental Steady Growth Account" means the account maintained for a Participant in accordance with the provisions of Section 4.1.

ARTICLE TWO

Purpose of Plan
2.1

The purpose of this Plan is to provide a means to attract and retain key officers in essential management positions with the Company by affording such key officers an incentive, in terms of economic security, which is comparable to that offered by other prospective employers who are or may in the future be competing for their services.

ARTICLE THREE

Eligibility
3.1

Any Officer designated in the sole discretion of the Board, or its designee, shall be eligible to participate in this Plan, provided that no Officer shall be eligible unless he or she participates in the Funded Plan and does not have a vested benefit in the Bausch & Lomb Supplemental Retirement Income Plans I or II. However, no benefits will be payable under this Plan if the Officer should terminate employment with the Company prior to having qualified for a vested benefit under the terms of the Funded Plan.

ARTICLE FOUR

Benefits
4.1

A Participant's benefit under this Plan shall be the balance in his Supplemental Steady Growth Account. For this purpose, a Participant's Supplemental Steady Growth Account balance shall equal the sum of (1) the lump sum present value of the Participant's accrued benefit under this Plan on December 31, 2000, as determined by the Committee in accordance with the actuarial assumptions of the Funded Plan; (2) hypothetical contributions equal to five percent of his payroll period Compensation earned on and after January 1, 2001 while a Participant in this Plan; and (3) interest on the amounts under (1) and (2) in such amount and determined in accordance with such procedures as are used to credit interest to Steady Growth Accounts under the Funded Plan.

4.2	Participants are neither required nor permitted to make contributions to this Plan.
4.3

Except as otherwise expressly provided for in this Plan, benefits shall be paid in the same form of payment, at the same time and in all other respects in the same manner and with the same adjustments, if any, as the benefits that are payable to the Participant from the Funded Plan.

4.4

The benefits payable under this Plan shall be paid in cash by the Company out of its general assets. The Company may in its discretion establish a trust fund in which to place assets from which such benefits are to be paid on behalf of all or some Participants, as determined by the Committee in its sole discretion. Notwithstanding the creation of a trust, this Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA and the assets of such trust shall be subject to the claims of the Company's creditors in the event of the Company's insolvency. This Plan constitutes a mere promise by the Company to make benefit payments in the future and a Participant possesses only the status of an unsecured creditor of the Company regardless of the existence of any trust that may be established.

4.5	In the event of the Participant's death his accrued benefit determined under Section 4.1 shall be paid in a lump sum amount to his designated beneficiary.

ARTICLE FIVE

Administration
5.1

This Plan shall be administered by the Committee in accordance with its terms and purposes. As the Plan is intended to provide benefits that supplement Funded Plan benefits, to the extent any issue of interpretation or application arises under this Plan that is not adequately addressed by this Plan document, the Committee shall rely on the terms of the Funded Plan for guidance.

5.2

The Committee shall determine in its sole discretion, eligibility of officers to participate, eligibility for benefits and the amount of the benefits due each Participant from this Plan and shall cause benefits to be paid by the Company and/or trustee accordingly.

5.3

The Committee shall inform each Participant of any elections which the Participant may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

5.4

The decisions made by and the actions taken by the Committee in the administration of this Plan shall be final and conclusive on all persons, and the members of the Committee shall not be subject to individual liability with respect to this Plan.

ARTICLE SIX

Amendment and Termination
6.1

While the Company intends to maintain this Plan for as long as necessary, the Board (or the Committee on Management acting on its behalf) reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate.

6.2

Notwithstanding the preceding Section, however, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan prior to any such termination or amendment to the extent it is financially capable of meeting such obligation.

ARTICLE SEVEN

Miscellaneous
7.1

Nothing contained in this Plan shall be construed as a contract of employment between the Company and a Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Officers, with or without cause.

7.2

A Participant's rights to benefit payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's beneficiary.

ARTICLE EIGHT

Change of Control
8.1

Upon a Change of Control (as defined below), each Participant shall be fully vested in the benefit, if any, set forth in Article Four, regardless of whether the Participant has become vested in accordance with Section 3.1. Such benefit shall be paid within 15 days following the Change of Control.

8.2

Any benefit so paid shall reduce and be offset against any benefit required to be paid under this Plan subsequent to the payment of the benefit under Section 8.1 assuming such subsequent benefit is otherwise calculated without regard to the prior payment under Section 8.1 (such offset to be determined on an equivalent actuarial basis using the same actuarial assumptions used in calculating such subsequent benefit). The Plan and any associated trust, if any, shall continue in effect and survive any Change of Control and any successor to the Company shall assume the obligations of the Company and the Plan.

8.3	A "Change of Control" shall mean:

A.

The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of paragraph C of this Section 8.3 are satisfied; or

B.

Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened elected contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C.

Approval by the shareholders of the Company of a reorganization, merger, binding share exchange or consolidation, in each case, unless, following such reorganization, merger, binding share exchange or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, or the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

D.

Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all of substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (a) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, or the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

IN WITNESS WHEREOF, the Company has caused this restated Plan document to be executed by its duly authorized officer this ____ day of __________, 2001.

BAUSCH & LOMB INCORPORATED
By_______________________________________
Title______________________________________